Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2020

January 28, 2021  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Cullen Johnson	B. Riley FBR, Inc.
Jeff Schmitt	William Blair & Company, LLC
Matthew Carletti	JMP Securities LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Casey Alexander	Compass Point Research & Trading LLC

RLI CORP.

Moderator: Aaron Diefenthaler

January 28, 2021

10:00 a.m. (CDT)

Operator: Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Fourth Quarter Earnings Teleconference. [Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in the Form 10-Q for the quarterly period ended December 31, 2020, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Chief Investment Officer and Treasurer; Mr. Aaron Diefenthaler. Please go ahead, sir.

Aaron Diefenthaler: Thank you, Madison. Good morning. Thanks for joining us on RLI's fourth quarter earnings call. As usual, we have Jon Michael, Chairman and CEO; Craig Kliethermes, President and COO and Todd Bryant, CFO. Jon is going to begin with some opening comments.  Jon?

Jon Michael: Thank you, Aaron, and welcome to the final earnings call to close out 2020. In many respects, we're ready to move on to 2021. But I would be remiss if I didn't mention that RLI overcame many challenges during the last 12 months and delivered strong results. There is much to be proud of for 2020.

Our gross premiums were up 7%. GAAP equity grew to $1.1 billion after returning more than $87 million to shareholders during the year. And we achieved a 92 combined ratio. That 92 combined marks the 25th consecutive year of underwriting profit for RLI. These results could not have been possible without the hard work of our talented associates who persevered through tremendous uncertainty and change to keep our business and, more importantly, our customers' business moving forward. I'm proud of our entire team for their outstanding efforts. As usual, you'll get more details from Todd and Craig on our fourth quarter and year-end performance and we will be glad to answer your questions at the end of the call. And before we move on, I want to take a moment to congratulate Craig. In December, I announced my plan to retire at the end of this year and that Craig will be assuming the CEO role at the end of -- or at the beginning of 2022. Craig is a proven executive and I have complete confidence in his ability to continue leading RLI to achieve success. Congratulations, Craig. And now I'll turn it over to Todd to provide some financial highlights. Todd?

Todd Bryant: Thanks, Jon, and good morning, everyone. Congratulations to Craig as well.

Last night, we reported fourth quarter operating earnings of $0.75 per share. The quarter's result reflects elevated catastrophe losses, which were offset by favorable benefits on prior year's loss reserves as well as improving current year Casualty results. We achieved 10% top line growth and posted an 88 combined ratio. Investment income declined modestly, while unrealized returns on the investment portfolio continued to rebound from adverse trends earlier in the year. Overall, strong net and comprehensive earnings drove book value per share up 22% for the year, inclusive of dividends, to end the year at $25.16. Pricing momentum continued in a number of our products and the pandemic's influence was muted in the quarter, with Casualty posting 9% top line growth, while Property and Surety were up 15% and 2%, respectively. Craig will talk more about individual products and market conditions in a minute, but overall, growth in gross premiums written was driven largely by rate increases and expanded distribution.

From an underwriting perspective, we posted a fourth quarter combined ratio of 88.0 compared to 92.4 a year ago. Our loss ratio declined 3.5 points to 45.8 as reserve benefits offset 6.5 points of hurricane losses posted in the quarter. In addition to catastrophe losses, we maintained the elevated current year loss booking ratios discussed the last few quarters on certain financial-related products where heightened exposure to pandemic-related losses exist. This resulted in recording another $3.5 million in COVID-19-related pretax losses, $2.5 million in Casualty and $1 million in Surety. Year-to-date, reserves established for COVID-19 totaled $18 million. By segment, amounts recorded totaled $2 million for Property, $3 million for Surety and $13 million for Casualty. To date, we have paid less than $10,000 in actual indemnity losses on what we deem as COVID-related. Over 90% of claims received have been closed without payment, but we continue to investigate and review all claims submitted. Offsetting reserve additions in the quarter were approximately $25 million in net benefits from prior year's reserve releases, largely within the Casualty segment, where the majority of products posted favorable experience.

Moving to expenses. Our quarterly expense ratio remained below last year, down 0.9 points to 42.2. Relative to last quarter, however, this ratio moved higher as metrics that drive various incentive plans, combined ratio, operating return on equity and book value growth, all improved significantly during the fourth quarter. I would note, however, on a year-to-date basis, our expense ratio was 40.8, down 1.8 points compared to last year. The decline was aided by growth in revenue, modestly lower amounts earned under incentive plans as well as targeted expense reduction and deferral initiatives that began at the onset of the pandemic. As mentioned last quarter, we continue to evaluate areas of opportunity for efficiency gains and expense savings, while increasing our investment in technology, particularly those related to customer experience and ease of doing business.

Turning to investments. Capital markets made up lost ground in the quarter with robust returns in the last 2 months of the year. Public equities were responsible for most of the quarter's 3.2% return. However, bonds put in a positive result even with higher risk-free rates. While total return was a significant contributor to the increase in shareholders' equity, investment income remains under some pressure from the current rate environment. It is not our preference to reach for risk to make up for lower rates, but to keep putting money to work, letting portfolio growth stem the tide. The majority of operating cash flow is being invested in high-quality fixed income securities. Outside of the core portfolio, our share in investee earnings was down in the quarter. Maui Jim results were influenced by normal seasonality as well as certain mark-to-market adjustments on loan to live assets. For Prime, the investee earnings continued to advance, reflective of growth in revenue and earnings they are experiencing.

All in all, a very good quarter and solid year. We ended the year with $1.1 billion in shareholders' equity, our combined ratio was 92.0 for 2020, which, as Jon mentioned, represents our 25th consecutive year of reporting an underwriting profit. Once again, operating income and solid investment performance resulted in capital generation in excess of current needs, which was returned to shareholders in the form of $1 special dividend in December. In 2020, we marked our 45th consecutive year of paying or increasing our quarterly dividend. With special dividends, we have returned over $1.1 billion in dividends to our shareholders over the last decade. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thank you, Jon and Todd, and good morning, everyone. Given all the challenges faced in 2020, we are proud of our success. We reported our 25th consecutive year of underwriting profit and grew top line by 7%. A great quarter overall, with an 88 combined ratio on 10% top line growth. Large parts of the market appeared to be shifting in our favor with retrenchment of some competitors, rates increasing and terms tightening. We still see some uneven seas ahead but are confident that with our diverse portfolio of products and underwriting discipline, we are well positioned to take advantage of opportunities presented. Now I'd like to go into a little more detail by segment.

In our Casualty segment, we saw 9% top line growth for the quarter and ended the year up 6%. We were able to achieve a very good underwriting result for the quarter and the year with an 85 and 92 combined ratio, respectively. Growth has been fairly widespread across the segment with our excess liability businesses leading the way. We continue to see opportunities in both our personal and commercial umbrella businesses where we focus on the first excess layer. Our executive products group is also growing at a relatively good clip but mostly from needed rate increases. Our transportation insureds are still struggling. And as a result, we realized a 25% revenue decline for the quarter and 40% for the year. Overall, in the Casualty segment, rates were up 11% for the quarter and 10% year-to-date, which is outpacing our expectations for loss cost inflation. We believe double-digit rate increases are still achievable in auto liability, excess liability and the directors and officers product lines, which, for us, make up about half of the net premium in this segment. The market remains very competitive in primary limit liability and package businesses where we target small and medium-sized professionals and contractors.

In Property, we grew 15% in the quarter and 11% year-to-date. We achieved an underwriting profit in the quarter but did end up in a loss position in this segment for the year. Obviously, a tough year with a dozen name storms making landfall in the U.S. Property business is where the market is hardening most broadly, with rates up 11% across the segment for the quarter and the year. Our catastrophe-focused wind and quake businesses led the way and year-to-date rates were up 35% and 18%, respectively. Our marine business continues to find opportunities from disruption at Lloyd's, with rates up 9% for the quarter and year-to-date. Our Hawaii homeowners book also continues to grow profitably.

Surety remains the most competitive segment for us. We were able to grow the top line 2% this quarter but did end up the year down 1%. The combined ratio continues to outperform at an 85 for the quarter and 75 year-to-date. Given some of the headwinds this segment has faced, both from the fallout of the pandemic and intense competition in the surety markets we serve, our underwriters have done a great job staying disciplined and working with our producers to manage risk and produce great results. Our focus on customers with strong balance sheets and good management has been beneficial during the financial stress and economic uncertainty resulting from the pandemic. We believe that keeping the powder dry will serve us well as we are optimistic this market will eventually swing in our favor.

Overall, a great quarter and a very good year. When I think about everything that has happened over 2020, it reminds me of stories my grandmother used to tell me when I was young. I remember she would tell anecdotes about growing up poor in rural Missouri. During her first 25 years on earth, she grew up with the

Spanish flu, the first World War, the spread of polio, and The Great Depression. It was unimaginable to me at the time, but it now seems like we have all lived a quarter century in the past year. Like my grandmother who lived to the age of 92, we have also been resilient and will persevere. Our company has overcome many extraordinary challenges over the last 25 years of its existence but still delivered underwriting profit every year. To get where we are today, we have adapted, adding many diverse products, building out our surety business, and sizing our catastrophe business based on market conditions. What has not changed is our focus on hiring narrow and deep talent who are champions of our ownership culture, empowering them to serve our customers, and reinforcing disciplined underwriting through a compensation structure that rewards underwriting profit and is paid out on real results over time. We feel good about where we are and where we are going. We will focus on our customers, look outward, adapt to the change around us, and continue to deliver value to our shareholders. We are comfortable being different because being different has worked for RLI and all its stakeholders. I want to thank our RLI owner associates for their contribution and willingness to face the challenges of 2020 head on. Our company has a rich history of success because of the quality of people who work here. Thank you, and I'll turn it back to the moderator to open it up for questions.

Operator: [Operator Instructions]. Our first question comes from Cullen Johnson with B. Riley Securities.

Cullen Johnson: This is Cullen Johnson from B. Riley, I'm on for Randy Binner today. First, just looking at the accident year loss ratio, specifically in Casualty, came in pretty well in the quarter. And we were just curious, what's kind of driving that? And maybe how sustainable that might be?

Todd Bryant: Yes, Cullen, it's a good question. And I think it's probably a little more pronounced in the quarter than on a year-to-date basis, comparatively. We did have a bit of adverse current accident year in the fourth quarter of last year that did not occur this year on a couple of run-off products. And so that makes it a bit more pronounced there. But I think as you look at -- even on a full year basis, I hate to use mix, but that's part of it. I think our mix is improving to some lower loss ratio products on the Casualty side and a little bit on the current accident year too. I think it's not real pronounced from a loss ratio standpoint and the changes in the actuaries we have made there, but probably about a point there. I think as we move forward, certainly, they're looking at all inputs from a loss trend standpoint, from a rate standpoint. And I think as we go into 2021, all those things are being factored in.

Cullen Johnson: Great. That's helpful. And then just kind of looking at the Surety segment, the expense ratio was a little bit higher in the quarter. We were kind of -- and apologies if I missed this earlier in the call, but was there a main driver for that?

Todd Bryant: No. Largely, it was the incentive-related comp. I think if you look at -- from a book value growth and just take comprehensive earnings, it's kind of a proxy for that. It was up considerably in the fourth quarter. So, across the board, probably on an incremental basis, it's probably around 3 points increased net expense ratio incentive comp base, comparatively. But when you look at the earned premium being a bit less on Surety and Property, it's going to be more noticeable there. I think it -- but for that, I think the expense ratio would have been very similar to where they were in the third quarter.

Operator: We can go ahead and take our next question from Jeff Schmitt with William Blair.

Jeff Schmitt: You've talked in the past about how the market's sort of been coming to you from a pricing perspective. And where do we stand with that dynamic? I mean, rates continue to move up in Casualty a little bit more this quarter. Are we at a point where, I guess, you could really see a lot more, write a lot more new business and premium growth moves above rate level by a greater amount? Or is there some kind of repositioning, I guess, going on that maybe offsets that a bit?

Craig Kliethermes: Jeff, this is Craig. I mean, obviously, we're always looking for opportunities to grow, particularly in the market that's going in our direction. We do continue to see the market coming to us in regards to -- particularly in regards to like policy conditions and things like that, they are becoming more strict. Not necessarily ours, but we're seeing competitors, which makes us more competitive. Obviously, our policy reform is more competitive then. Rates continue in those product lines that I talked about earlier. I mean, they continue to stay about at the same pace they have the last couple of quarters. So, we haven't seen any falloff in the rate increases, maybe a little bit -- maybe a little more momentum on the Property side than we had seen in the past. And I think we still see some -- I'm not going to say headwinds, but it certainly isn't as broad in some of those primary liabilities, small accounts, small customer areas, I think that it's still a fairly competitive marketplace there. We're still able to get some rate increase, but it's very moderate, 2% to 3%, 4%. So -- and frankly, some of the customers can't afford to pay more, the exposure basis, they're shrinking. But our retentions are holding up well, so we feel good about that. The number of insureds we have, the exposures we have, I think we feel really good about where we're at and the opportunity that could confront us.

Jeff Schmitt: Okay. And you touched on terms and conditions there. I guess how widespread -- is that more focused on the tougher accounts? Or is it more widespread in the sense that -- I mean, I'm just wondering how much of a headwind on premium growth, presumably, if you're offering lower limits, you're charging less. So what type of headwind is that on premium growth?

Craig Kliethermes: Well, actually, in some of those businesses, frankly, the market is seeing that you could actually cut the capacity and still get the same premium you got last year. We've particularly seen that in the D&O space, not just for us but for competitors, they've been able to cut the limits, whether they're in half or by a substantial amount, and still get close or the same premium they got last year. So, I don't necessarily see that as a headwind. Actually, it's an opportunity. That's a good story, right? You get as much premium, but you got half the exposure. That's a great story. So, I don't see it as a headwind. I think there's still more opportunities. We like the shorter limits. So actually, this gives us more opportunity to play than these bigger limits that were out there that we would never play in before. When they needed $25 million in chunks, we would not play in that spot. So now that they're interested in 5’s or even 10’s, that creates more opportunity for us, I think.

Jeff Schmitt: Okay. Okay. And just one last one on loss cost. I mean we've heard competitors say they're seeing it in the 5% to 6% range for Casualty, I guess. Is that in line with what you're seeing? And does that take into account some of the lower court activity we saw this year just because of the pandemic?

Craig Kliethermes: Yes. It's a great question. So, I mean, we look at long-term trends. So, I mean, I think when you look at over a longer period of time, I think we would say Casualty trends toward the businesses we write, which is small niches within the industry, probably more in that 4% to 6% range, at least that's what we typically are using on average, it varies by product. And so certainly, rates, we're the -- the rates we're getting are in excess to that. So, we feel good about that. I do think you've seen a bit of a pause. You've certainly seen claim count reductions on both new open -- new and open claims across our portfolio, even when you count in the additional COVID claims. If you take them out, it's more like a double-digit reduction, and it's across most of the liability and a lot of the auto products. And -- but I do expect that to bounce up back very quickly once activity picks up because a lot of this is just people not leaving their homes. We write a personal umbrella product that really is catered to an older population, and that's probably even more disproportionately affected the older population of personal umbrella insurance. So, we do expect that activity to pick back up.

Operator: We'll go ahead and take our next question from Matt Carletti with JMP.

Matt Carletti: Craig, I wanted to circle back. I think you made a comment when you were talking about the Casualty market about commercial auto, saying it's still struggling. I think you quoted down about 25% volume in the quarter and 40% for the year. Can you unpack that a little bit? How should we think about that? How much of that volume is the result of kind of pandemic forces that they may come back to the market as things reopen? How much of that is volume that's probably gone, call it, from an underwriting basis? Or are you guys assessing risk and not going to write it? And how far through that downturn do you think we are? Are we kind of through the reductions? Or do you think there's more to go?

Craig Kliethermes: Okay. Matt, I'm slow. So, you asked a lot of questions there. So, I'm not sure I’m going to answer all of them, so you may have to follow up with the question. But no, I mean, I think most of the reduction we've seen over the last year and over the last quarter is still a reduction in exposure basis. Actually, our retentions have held pretty good. A small -- only a small number of our insureds to date have actually gone out of business. So, we feel good about that. I mean these guys are struggling. I mean, it's tough. I mean, I met with some of these customers, it is not easy. They're not getting the help and nobody is getting on these charter buses, right? So now that's not all of our transportation business, right? We do trucking and we do some ambulances and some other specialty auto. So, some of that business is obviously still there, but maybe slowed a little bit, maybe miles driven off a little bit, but we do expect that to come back. How far along we are? For the charter bus business, which also caters to an older population, I think you're going to need a vaccination, and you're going to need time, right, for people to get comfortable, because we build habits and habits are hard to change, and getting people back in a bus with a large number of people, even if they kind of feel safe, they're going to want to feel more safe. So that's going to take time to build back that business, but we're hopeful. I think the trucking business will come back faster. Our commercial specialty auto business is going to come back faster and already, I think, is starting to come back. So, it really is mixed. But the public -- and by the way, we also write school buses in there, too -- sort of in the public bus stuff. So, it's not just charter buses, just to be clear. So, school buses will start to come back when schools -- more and more schools come back online, which I think a lot of parents are hoping for. That's what I see on the news. So, I think you're going to see it come back in segments of that public transportation space.

Operator: All right. We can go ahead and take our next question from Meyer Shields with KBW.

Meyer Shields: I guess one question. On -- you've talked in the past about significant exposure to construction. And I was hoping you could lay out your expectations, both in terms of, hopefully, an economic recovery maybe in the second half of the year. And is the book significantly exposed to the risk of increasing remote work?

Craig Kliethermes: Meyer, you don't mean that in context of construction, I assume or are you -- is that what you mean?

Meyer Shields: No, I just -- I'm just trying to understand whether there's -- how much of that is commercial construction that's going to be less necessary going forward?

Craig Kliethermes: Okay. There's a good -- so just to be clear, there's a good mix. I mean, we have actually a broad mix of construction customers. Some focus on -- we don't do any track homes. That's really the one thing that we don't like to do, right? So -- but we will do like custom residential. But we'll also do -- will do commercial high rises, although we only will do interior work, not exterior work on those. But we do some roads and bridges, but not -- I mean, in certain areas, we don't touch roads and bridges. In other areas, we like roads and bridges, depends if it’s Surety or it's construction equipment. So, I mean, what we've seen so far is our contractors have had enough work to sustain and been able to work and sustain their business. So, they haven't been impacted nearly to this -- like anywhere close to what we talked about in the public space.

And the question really is, is that pipeline, is that queue going to get refilled? And I think it depends on the depth of the economic downturn. But as of right now, we feel good. What we are seeing, though, is a lot of the customers, they're rebalancing as far as what they're estimating their exposures are going to be for the go-forward year, they're going to be a little more conservative than they have in the past. Obviously, a lot of those policies are auditable. So, if they actually end up bringing in more revenues, that will actually benefit us through audit premium. But you'll see -- you may see some of those numbers come through our numbers but -- our numbers over the next year. But I think we'll be able to overcome that. I think we typically focus on stronger contractors. And I feel pretty good about where we're going there.

As far as remote work, like I said, we only do like custom homes. I mean, certainly, I have seen claims in the past where a contractor hurt someone or hurt someone that was in their home. But that's a very rare thing. Most of ours are actually on job sites, commercial construction sites from a GL perspective. And then a lot of our other stuff is moving equipment. And surety, you don't have to bond a lot of home work -- like work for residential stuff. Most of that stuff isn't bonded. So, it's really not impacted. I think -- I don't think we see a lot of increased activity resulting from more work at home, unless there's less of demand to build new space, right, which may result, we'll see.

Meyer Shields: Okay. So that was very thorough. Switching just a little bit. Is there any way of breaking down the Casualty reserve releases? Are those that the frequency of claims that aren't coming through? Or is it severity? Or mix?

Todd Bryant: Yes, it's Todd. I mean, I think it's a mix. If you think in terms of -- and Craig's talked about this before, that we're taking a longer-term approach to loss cost trend, right? So, from that standpoint, to the extent that we don't see that, and we can be a little slower at times on the actuarial side to recognize it, it's going to come through. It's multiple years. I mean I think it's CUP and GL both, decent amounts there, and that's 2013 to 2018 on some of that were probably a little heavier to the more recent accident years. Transportation has been more favorable on the 2018 year. I think some of it, too, and this is only about $3 million of it, but if you look at the two products we exited now two years ago, the health care liability and medical professional, we're two years post that. There was a couple of million dollars there. So, I don't know there's a theme to it. Just -- I mean, I think that loss cost trends have just been below the expectations that were built in.

Operator: We'll take our next question from Casey Alexander with Compass Point.

Casey Alexander: I was just wondering, we've been hearing empirically about upwards of 100% premium increases on D&O renewals and a real shortage of D&O insurance availability out there in the market. And so, I'm just wondering what your temper is in terms -- and of course, obviously, those types of rate increases are loss-driven. But what's your temper towards growing that business? What's your posture towards retaining the business that you do? And just some color around how hard that market has become.

Craig Kliethermes: Sure, Casey, I appreciate the question. So, I mean, obviously, any rate increase has to be cast in the context of where your starting point is, right? So, we don't feel like we hopefully didn't underprice too many products by 100%. But we still are seeing fairly significant rate increases, and we're going to take what the market can give us there. I think this is one of the products where we put out bigger limits relative to the rest of the company. And another -- and it's also a place where we can only really get reinsurance capacity support through quota share arrangement. So, I think our interest in growing this product -- we're always interested in growing products where we're getting rate. This is getting a lot of rate. We'd like to see most of the growth in this product comes from rate. But that still gives us a huge opportunity to grow this business while keeping exposures relatively stable. I think last year, they grew close to 40%, and I think they got over a 40% rate increase. So, we think we should focus on that.

Operator: It appears there are no further questions, I will now turn the conference back to Mr. Jon Michael.

Jon Michael: Thank you all for attending. I'm glad we're into 2021. My colleague Craig is looking forward to Super Bowl. Today, he's wearing Patrick Mahomes socks. So, thank you all, and we'll talk to you at the end of the next quarter. Thanks.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112 with an ID number of 3759198. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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